EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS FIRST QUARTER FINANCIAL RESULTS

■	Company Reiterates Outlook for Fiscal 2004
■	Interest Building for Seven.Five Multigeneration Wireless Test Platform
■	ChargeSourceTM Mobile Power Product Line to Expand with July Launch of New Higher-Powered Products

IRVINE, Calif., May 28, 2003 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of mobile test solutions for wireless networks, wireless emergency call box systems, and ChargeSourceTM mobile power products for laptops, cellular telephones, and other handheld devices, today announced financial results for the first quarter ended April 30, 2003.

Revenue for the first quarter of fiscal 2004 ended April 30, 2003, was $6.5 million, compared with $7.8 million for the corresponding quarter of fiscal 2003. Sequentially, first quarter revenue increased $0.4 million or 7 percent in comparison with the fourth quarter of fiscal 2003. For the first quarter of fiscal 2004, wireless test solutions revenue totaled $1.9 million, down $1.2 million in comparison with the first quarter of fiscal 2003 and the Company’s original expectation for the quarter just completed. Wireless applications revenue, which includes both mobile power products and call box systems, totaled $4.6 million and was comparable with the first quarter of fiscal 2003.

First quarter revenue was impacted by both the overall weakness in the markets for the wireless test solutions products, as well as the effects of the ChargeSource product recall. With the acceptance of the new Seven.Five product platform, we expect revenue for the wireless test solutions business for the second quarter of fiscal 2004 to surpass revenue for the quarter just completed.

The net loss for the first quarter of fiscal 2004 was $0.8 million, or $0.12 per share, compared to a net loss of $3.5 million, or $0.50 per share for the first quarter of fiscal 2003. Pro forma net loss (pro forma excludes non-cash charges as listed on the final page of this release) for the first quarter of fiscal 2003 was $0.5 million, or $0.08 per share. The Company believes that non-GAAP measures of earnings per share before non-cash charges are an appropriate measure for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the non-cash costs associated with the write-down of impaired assets.

“Although the markets for our wireless test solutions products remain challenging, we are encouraged by the significant interest and initial orders we are generating from both European and domestic customers for our new Seven.Five Multigeneration test platform and family of products,” said Comarco President and CEO Tom Franza. “During our first quarter, we received Seven.Five orders from Nokia in Europe, as well as others, and we expect to deliver on these orders during the second quarter. We believe that this innovative mobile test platform and derivative products position us well for the emerging implementation of 3G systems throughout the world and should drive increasing revenue as the year progresses.”

“Regarding the wireless applications business,” continued Mr. Franza, “our ChargeSource mobile power products are returning to retailers’ shelves and sales during the first quarter met our revised expectations. Market demand for ChargeSource continues to build, but as discussed last quarter, ChargeSource sales will be constrained during the first two quarters of this fiscal year. We believe that with the launch of the new generation ChargeSource product line in July, we’ll be well positioned to satisfy the market demand. In order to provide the most comprehensive product offering in this emerging category, we will be expanding the ChargeSource product line to seven products from the previously announced four. Our expanded line of products will not only be the broadest mobile power product offering available, but the new ChargeSource products will be significantly lighter in weight in comparison to the competition, as well as compatible with next-generation laptops with increased power requirements. We’re highly confident that the new generation of ChargeSource will be the standard against which all other mobile power products are judged.”

Business Outlook

For the first quarter of fiscal 2004, revenue for the Company’s wireless test solutions business was $1.9 million. In a very challenging market, the Company has seen significant interest in its new Seven.Five multi-generational wireless test solutions platform and continues to believe that global wireless network operators will standardize on this platform. The Company remains on track to reach its goal of managing this business to breakeven levels in fiscal 2004.

First quarter revenue for the Company’s wireless applications business totaled $4.6 million, with revenue from ChargeSource mobile power products and emergency call box systems totaling $2.9 million and $1.7 million, respectively. The Company has better visibility with respect to its wireless applications business due to commitments for ChargeSource products, and long-term maintenance agreements, expected upgrades of existing systems and current contracts for emergency call box projects. The Company continues to expect the emergency call box business to generate approximately $10 million in revenues for fiscal year 2004.

Beginning in the second half of the fiscal year the company continues to expect sales of mobile power products to increase significantly due to the next-generation product rollout beginning in July, with revenue exceeding an annual run rate of approximately $22 million.

The company’s balance sheet remains strong with no debt and $23.7 million in cash as of the end of the first quarter.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2003.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

As previously announced, Comarco will host a conference call to discuss further the results for the first quarter ended April 30, 2003 at 11 a.m. Pacific Time on May 28. Dial (800) 218-0713 domestically or (303) 262-2075 internationally to listen to the call. A live Web cast will also be made available at www.comarco.com. Please RSVP to Douglas Sherk at (415) 659-2285 or dsherk@evcgroup.com. A replay will be available approximately one hour after the call for 2 days following the call’s conclusion. To access the replay, dial (800) 405-2236 or (303) 590-3000 and use the pass code 539467#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of mobile test solutions for wireless networks, wireless emergency call box systems, and ChargeSource mobile power products for laptops, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Cohn
President and CEO	Vice President and CFO	Founder & CEO
Comarco, Inc.	Comarco, Inc.	EVC Group, LLC.
(949) 599-7440	(949) 599-7556	(415) 659-2285
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

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COMARCO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2003	2002
Revenue	$6,456	$7,765
Cost of sales	3,954	4,980

Gross profit	2,502	2,785
Selling, general and administrative costs	2,319	2,335
Engineering and support costs	1,544	1,417

Operating loss	(1,361)	(967)
Other income	108	107
Minority interest	(22)	(9)

Loss before income taxes	(1,231)	(851)
Income tax benefit	(413)	(314)
Net loss before cumulative effect of accounting change	(818)	(537)
Cumulative effect of accounting change	—	(2,926)

Net loss	$(818)	$(3,463)

Net loss per share – before cumulative effect of accounting change:
Basic	$(0.12)	$(0.08)

Diluted	$(0.12)	$(0.08)

Net loss per share:
Basic	$(0.12)	$(0.50)

Diluted	$(0.12)	$(0.50)

Weighted average common shares outstanding:
Basic	7,035	6,968

Diluted	7,035	6,968

Common shares outstanding:	7,028	6,969

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30,	January 31,
	2003	2003
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,708	$25,387
Short-term investments	2,143	2,386
Accounts receivable, net	2,513	2,053
Inventory	3,583	3,656
Deferred tax asset	2,748	2,748
Other current assets	1,348	1,391

Total current assets	36,043	37,621
Property and equipment, net	3,523	3,532
Software development costs, net	5,865	5,558
Intangible assets, net	3,223	3,100
Other assets	1,133	1,144

	$49,787	$50,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$470	$310
Deferred revenue	3,776	3,552
Accrued liabilities	5,544	5,845

Total current liabilities	9,790	9,707
Deferred compensation	2,143	2,386
Deferred income taxes	877	877
Minority interest	542	564
Stockholders’ equity	36,435	37,421

	$49,787	$50,955

COMARCO, INC.

PRO FORMA RESULTS

(In thousands, except per share data)

The following table shows the Company’s pro forma results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations included on page 4 of this release. The Company’s pro forma results for the three months ended April 30, 2002 do not include the cumulative effect of an accounting change for the new goodwill rules effective February 1, 2002.

	Three Months Ended April 30,
	2003	2002
GAAP net loss	$(818)	$(3,463)
Cumulative effect of an accounting change (SFAS No. 142 adjustment) – EDX Engineering acquisition	—	2,926
Minority interest	—	(8)
Income tax expense (benefit)	—	—

Pro forma net loss	$(818)	$(545)

Pro forma net loss per share:
Basic	$(0.12)	$(0.08)

Diluted	$(0.12)	$(0.08)

Note:	The above results do not reflect GAAP, but are supplied to provide a meaningful operating comparison to results for the same periods of the prior year.